Exhibit 8 to Registration Statement

                                           July 3, 1996

Equitable of Iowa Companies
P. O. Box 1635
Dear Moines, Iowa  50306-1635

Re:  Subordinated Debentures and Preferred Securities

Gentlemen:

     We have acted as counsel to Equitable of Iowa Companies (the "Company") and Equitable of Iowa Companies Capital Trust ("Equitable Trust") in connection with the issuance of securities by the Company, and by Equitable Trust, as described in the Registration Statement on Form S-3 (Registration No. 333-1909) filed with the Securities and Exchange Commission on March 22, 1996, as amended, ("Registration Statement"), and the Prospectus Supplement incorporated therein (the "Prospectus Supplement").

     We understand that the transaction will consist of the following:

     The Company, a domestic corporation, will issue subordinated debt securities (the "Subordinated Debentures") which will be held by Equitable Trust, a Delaware business trust. Equitable Trust will initially have five trustees (the "Trustees"), three of whom will be persons employed by or affiliated with the Company. The fourth trustee, First Chicago Delaware, Inc., is a Delaware corporation, unaffiliated with the Company, whose principal place of business is in Delaware. The fifth trustee, The First National Bank of Chicago, a financial institution unaffiliated with the Company is the indenture trustee ("Property Trustee"). The Declaration of Trust, as amended, establishing Equitable Trust (the "Declaration") authorizes the Trustees to have Equitable Trust issue (a) preferred securities (the "Preferred Secur-ities") representing beneficial undivided interests in Equitable Trust and (b) common securities (the "Common Securities") representing all residual beneficial undivided interests in Equitable Trust. All of the Common Securities will be acquired and owned by the Company. The Declaration will not permit the issuance by Equitable Trust of any securities or other beneficial interests other than the Preferred Securities and the Common Securities. The Property Trustee will receive all interest and principal paid in respect of the Subordinated Debentures and will maintain such funds in a segregated account pending distribution.

     Holders of the Preferred Securities will be entitled to receive cumulative cash distributions ("Distributions") at a fixed specified annual rate of the liquidation preference of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year. The Preferred Securities are expected to be rated at least investment grade by one of Standard and Poors, Moody's or Duff & Phelps. The fixed annual rate will be determined immediately prior to sale of the Preferred Securities and will be a market rate. The Company will guarantee (the "Guarantee") the payment of distributions by Equitable Trust if and to the extent Equitable Trust has funds available for such purpose. In the event Equitable Trust does not have sufficient funds to pay such distributions, the holders of Preferred Securities will be entitled to direct the Property Trustee to enforce the Property Trustee's rights under the indenture relating to the Subordinated Debentures.

     The Subordinated Debentures will have a maturity of 30 years and will pay interest accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, at an annual rate equal to the annual rate of interest on the Preferred Securities. The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures at any time for up to 20 consecutive quarters (each an "Extension"). If interest payments are so deferred, Distributions will also be deferred. During such extension period, Distributions will continue to accrue with interest thereon at the same annual rate. In addition, the Company will also have an option (the "Extension Option") to extend the maturity of the Subordinated Debentures for a period of up to the earlier to occur of the Interest Deduction Date or 19 years from the original maturity date, provided however that the Company may only exercise the Extension
Option if it satisfies certain financial covenants at the time of the extension and at the end of the initial 30 year term. Among these covenants is a requirement that the Preferred Securities be rated at least investment grade at the time of the Extension. The Subordinated Debentures will be subordinate to all indebtedness of the Company, except trade accounts payable arising in the ordinary course of business, and will be senior to all classes of equity. The Company reasonably expects that, as of the date of issuance and throughout the term of the Subordinated Debentures, it will have assets and cash flow sufficient to service the Subordinated Debentures pursuant to their terms.

     In rendering our opinion, we have reviewed and relied upon (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) certificates of officers of the Company and (iv) such other documents, and have made such further investigations as we have deemed necessary to render the opinion set forth below. In performing our examination, as to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon representations to us by representatives of the Company and Equitable Trust, and have assumed the truth and accuracy of the representations in the documents and instruments described herein.

     Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

     1. Equitable Trust will be classified as a grantor trust for United States Federal income tax purposes rather than as an association taxed as a corporation or as a partnership. Accordingly, each beneficial owner of the Preferred Securities will be treated for United States Federal income tax purposes as the owner of an undivided interest in the Subordinated Debentures.


     2. The Subordinated Debentures will constitute indebtedness of the Company for United States Federal income tax purposes. Accordingly, interest on the Subordinated Debentures will be deductible by the Company on an economic accrual basis, regardless of when such interest is actually paid.


     3. Because the Company has the right to defer payments of interest on the Subordinated Debentures, the Subordinated Debentures will, for United States Federal income tax purposes, be considered issued with original issue discount. Accordingly, holders will be required to include interest income in gross income currently on an economic accrual basis, regardless of when such interest is actually paid.


     4. The discussion set forth in the Prospectus Supplement under the headings "United States Federal Income Taxation", "Risk Factors-Tax Consequences of Extension of Interest Payment Period", and "Risk Factors-Proposed Tax Law Changes" are fair and accurate summaries of the matters addressed therein, based upon current law and the assumptions stated or referred to therein.


     The above opinions are based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, the Treasury Regulations thereunder, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly retroactively, and no assurance can be given that the Internal Revenue Service will not take contrary positions. In particular, we direct your attention to the provisions of the Revenue Reconciliation Bill of 1996 which, if enacted and applicable to the Subordinated Debentures by reason of its effective date, may make the Company unable to deduct interest on the Subordinated Debentures under certain circumstances described in the Prospectus Supplement. We are admitted to the practice of law in the State of Iowa, and we express no opinion herein as to any laws other than the Federal tax laws of the United States of America.

     We hereby consent to the inclusion of this opinion as Exhibit 8 to the Registration Statement and to all references to this law firm in the Registration Statement or the Prospectus or Prospectus Supplement included therein.

                              Very truly yours,

                              Nyemaster, Goode, McLaughlin, Voigts,
                                  West, Hansell & O'Brien, P.C.

                              By /s/ Steven J. Roy
                                 _______________________________
                                 Steven J. Roy